EXHIBIT 7.1

MEYLER & COMPANY, LLC
CERTIFIED PUBLIC ACCOUNTANTS
ONE ARIN PARK
1715 HIGHWAY 35
MIDDLETOWN, NJ 07748

                                                                                 April 11, 2008

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N.W.
Washington, D.C.

Re: Australian Forest Industries, Inc.
      Commission File No. 000-25909

Dear Sirs:

We have reviewed the 8-K filed by Australian Forest Industries, Inc. relating to Item 4.02 of the form.  We wish to advise, that in December 2006, the financial statements for the year ended December 31, 2005 were restated as described in the 8-K filed on April 4, 2008 and the 8-K/A filed on April 11, 2008.  The report contains a duel date, dated December 29, 2006, which corresponds to our completion of fieldwork in relation to the restatement.  Additionally, the 10-KSB filed for the year ended December 31, 2006 included the restated comparable December 31, 2005 financial statements.  The firm had discussions relating to the restatement with the Chief Financial Officer and Director.  He provided copies of additional documentation requested by the SEC and all matters relating to the restatement were discussed with him.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

                                                                               Very truly yours,

                                                                           /s/ Meyler and Company, LLC